EXHIBIT 99.1

SMC Announces Technology Consolidation Under One Platform: Bateau Update Press Release | 03/28/2025

BOCA RATON, FL / ACCESS Newswire / March 28, 2025 / SMC Entertainment, Inc. ("SMC" or the "Company") (OTC PINK:SMCE), a Fintech incubator company focused on acquisition and support of commercialized financial services and technology (Fintech) companies, is pleased to announce the following:

Technology Platform Consolidation. SMC is in the process of consolidating all of its current and legacy technologies (Fyniti, Chaintrade AI, AI Advisor and its Plato partnership) under one technology platform which will be referred to as FYNN AI. This consolidation will help SMC to effectively manage and streamline product offering, removal of product/feature redundancies and reduce development. With this consolidation, SMC will be more agile in deploying future features faster to meet the ever-expanding AI marketspace. SMC was recently featured in a podcast highlighting its consolidated AI platform and can be downloaded here

Bateau Asset Management Audit. On January 8, 2025, SMC announced the acquisition closing of Australia-based Bateau Asset Management ("Bateau"). SMC is pleased to announce that Bateau has engaged the services of New York-based RBSM LLP to facilitate Bateau's financial audit for fiscal year 2025. SMC expects to report Bateau's Q1/2025 financial performance on SMC's first quarter of 2025 on consolidated basis.

About SMC Entertainment, Inc.

SMC is a versatile holding company focused on acquisition and support of proven commercialized financial services and technology (Fintech) companies. SMC's multi-discipline growth by acquisition approach is to enhance revenues and shareholder equity. For more information on SMC, visit www.smceinc.com or www.fyntechnical.com. SMC operates two wholly owned subsidiaries, Bateau Asset Management and Fyniti Global Equities EBT Inc.

•	Bateau Asset Management is a boutique investment manager founded in 2016 based in Australia with offices in Singapore. The company follows an absolute-return investment philosophy and a multi-manager approach to investing. To learn more, go to www.bateauam.com.au.

•	Fyniti Global Equities EBT Inc. is a Fintech platform developer founded by veteran Wall Street technologists and investment bankers who worked for Goldman Sachs, JP Morgan Chase, Bank of America (Merrill Lynch) and Citigroup. Fyniti has a clear focus on developing disruptive technologies in the Wealth Management and capital markets domains. Fyniti owns the IQ Engine and EBT Technology which combine to provide AI driven Quantitative investing and AI based Basket Trading platforms. For more information, visit fyniti.com.

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Press Release Contact:

Erik Blum

Chief Executive Officer

SMC Entertainment, Inc.

Ron Hughes

Chief Operations Officer

SMC Entertainment, Inc.

ron.hughes.operations@gmail.com

360-820-5973

Safe Harbor Statement

Some of the statements in this press release may be forward-looking statements or statements of future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by the third-party. Therefore, in no case whatsoever will the Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or any related damages.

SOURCE: SMC Entertainment, Inc.

View the original press release on ACCESS Newswire

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